Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Completes Regular Quarterly Dividend Payment

INCLINE VILLAGE, NV, December 15, 2014 -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it has paid the December 12, 2014, regular quarterly dividend payment of $0.15 per share to all stockholders owning shares of PDL as of December 5, 2014, the record date.

About PDL BioPharma
PDL manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets and maximizing value for its shareholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.